CROWN ELECTROKINETICS CORP. INDUCEMENT EQUITY AWARD AGREEMENT
This Inducement Equity Award Agreement (this “Agreement”) is made and entered into as of September 2, 2024 (the “Grant Date”) by and between Crown Electrokinetics Corp., a Delaware corporation (the “Company”) and Erich Spangenberg (the “Grantee”).
WHEREAS, the Company has selected the Grantee to be awarded the equity awards described herein, subject to the terms and conditions of this Agreement (collectively, the “Awards”); and
WHEREAS, the Awards are not issued under the Company’s 2024 Employee Incentive Plan (the “Plan”) and does not reduce the share reserve under the Plan; and
WHEREAS, for purposes of interpreting the applicable provisions of the Awards, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to the Awards as if the Awards had actually been issued under the Plan; and
WHEREAS, the Awards have been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of The NASDAQ Stock Market LLC (“NASDAQ”), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of equity compensation plans; capitalized terms used but not defined in this Agreement shall have the meaning given such terms in the Plan.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Restricted Share Units and .
1.1The Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, 500,000 Restricted Share Units (the “Restricted Share Units”). Each Restricted Share Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2The Restricted Share Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
1.3The Company hereby issues to the Grantee 200,000 shares of unrestricted Common Stock (the “Shares”). The Shares are not subject to any vesting conditions.
2.Consideration. The grant of the Restricted Share Units and the grant of the Shares are made in consideration of the services to be rendered by the Grantee to the Company.
3.Vesting.
3.1Except as otherwise provided herein, provided that the Grantee remains in service with the Company or an affiliate, whether as an employee, consultant or director (“Continuous Service”) through the applicable vesting date, the Restricted Share Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Restricted Share Units That Vest
First Anniversary of the Grant Date	500,000

Once vested, the Restricted Share Units become “Vested Units.”
3.2The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates as a result of the Grantee’s death, Disability, or a termination by the Company or an Affiliate without Cause, 100% of the unvested Restricted Share Units shall vest as of the date of such termination. For purposes of this Agreement, “Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The existence of a disability shall be determined by the Board or the Committee, as applicable, in its sole and absolute discretion.
3.3The foregoing vesting schedule notwithstanding, upon the occurrence of a Change of Control, 100% of the unvested Restricted Share Units shall vest as of the date of the Change of Control.
For purposes of this Agreement, the term “Change of Control” shall mean:
(i)The acquisition by any individual, entity or group (within the meaning of Rule 13d- 3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of the capital stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

(ii)Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”)

cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Grant Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(iii)The consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv)A complete liquidation or dissolution of the Company; or

(v)A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.
4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Share Units are settled in accordance with Section 6, the Restricted Share Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Share Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.
5.Rights as Shareholder; Dividend Equivalents.
5.1The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Share Units unless and until the Restricted Share Units vest and are settled by the issuance of such shares of Common Stock.
5.2Upon and following the settlement of the Restricted Share Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Share Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
5.3The Grantee shall not be entitled to any dividend equivalents with respect to the Restricted Share Units to reflect any dividends payable on shares of Common Stock.
6.Settlement of Restricted Share Units.
6.1Subject to Section 9 hereof, shares of unrestricted Common Stock (“Shares”) shall be issued with respect to vested Restricted Share Units on the earliest to occur of: (1) September 2, 2024; (2) Grantee’s separation from service (within the meaning of Code Section 409A); (3) a Change of Control; or (4) Participant’s death (as applicable, the “Settlement Date”). In all instances, subject to the terms of this Award Agreement, the Shares will be issued within sixty (60) days of the applicable Settlement Date and if the sixty (60) day period straddles two calendar years, Participant will not under any circumstances be permitted, directly or indirectly, to designate the taxable year in which the Restricted Share Units are settled.

Promptly following the Settlement Date, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.
6.2If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.
6.3To the extent that the Grantee does not vest in any Restricted Share Units, all interest in such Restricted Share Units shall be forfeited. The Grantee has no right or interest in any Restricted Share Units that are forfeited.
7.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.
8.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Share Units shall be adjusted or terminated in any manner as contemplated by Section 14 of the Plan.
9.Tax Liability and Withholding.
9.1The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Share Units and Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)tendering a cash payment.
(b)authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Share Units or the grant of Shares, as applicable; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.
(c)delivering to the Company previously owned and unencumbered shares of Common Stock.
9.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax- Related Items in connection with the grant, vesting or settlement of the Restricted Share Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.
10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
11.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
13.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
14.Restricted Share Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Share Units may be transferred by will or the laws of descent or distribution.
16.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Share Units in this Agreement does not create any contractual right or other right to receive any Restricted Share Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
18.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Share Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
19.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
20.No Impact on Other Benefits. The value of the Grantee’s Restricted Share Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
22.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Share Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Share Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CROWN ELECTROKINETICS CORP.
By: Name: Doug Croxall Title: Chief Executive Officer
Erich Spangenberg Erich Spangenberg (Sep 2, 2024 22:31 GMT+2) Employee: Erich Spangenberg